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                                                                   EXHIBIT 10(U)

                                 VF CORPORATION

                    1995 KEY EMPLOYEE RESTRICTED STOCK PLAN

         1.      PURPOSE OF THE PLAN

                 The purpose of this 1995 Key Employee Restricted Stock Plan (the "Restricted Stock Plan") is to attract, motivate, and retain outstanding individuals as key employees of VF Corporation (the "Corporation") and its Subsidiaries (as hereinafter defined), to align their future interests with those of the Corporation's shareholders, and to award appropriately those who make substantial contributions to the success and welfare of the Corporation and its Subsidiaries.

         2.      DEFINITIONS

                 As used herein, the following definitions shall apply:

                 (a) "Award" shall mean the award of Restricted Stock under this Restricted Stock Plan.

                 (b) "Board" shall mean the Board of Directors of the Corporation.

                 (c) "Change in Control" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "Person" (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a "Trust" or the "Trusts"), and (B) any employee benefit plan of the Corporation or any Subsidiary, or any entity holding voting securities of the Corporation for or pursuant to the terms of any such plan (a "Benefit Plan" or the "Benefit Plans"), is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities; (ii) there occurs a contested proxy solicitation of the Corporation's shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Corporation's then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to another entity, except to an entity controlled directly or indirectly by the Corporation, or a merger, consolidation or other reorganization of the Corporation in which the Corporation is not the surviving entity, or a plan of

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liquidation or dissolution of the Corporation other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                 Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Restricted Stock Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation to, or a merger, consolidation or other reorganization involving the Corporation and officers of the Corporation, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a "management leveraged buy-out."

                 Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation's then outstanding securities solely as the result of an acquisition by the Corporation or any Subsidiary of voting securities of the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Corporation's then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Corporation's then outstanding securities by reason of share purchases by the Corporation or any Subsidiary and shall, after such share purchases by the Corporation or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Corporation, then a Change in Control of the Corporation shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Corporation be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

                 Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Restricted Stock Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and




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(y) no Person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation's outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Corporation's then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

                 (d) "Committee" shall mean the members of the Organization and Compensation Committee of the Board who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

                 (e) "Common Stock" shall mean the common stock of the Corporation as described in the Corporation's Articles of Incorporation, or such other stock as shall be substituted therefor.

                 (f) "Corporation" shall mean VF Corporation, or any successor to the Corporation, and shall include, where relevant, the Subsidiary which employs a Key Employee.

                 (g) "Disposition" shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

                 (h) "Good Reason" shall mean, unless the Key Employee shall have consented in writing thereto, any of the following:

                               (i)         a reduction in the Key Employee's
title, duties, responsibilities or status, as compared to such title, duties, responsibilities or status immediately prior to the Change in Control or as the same may be increased after the Change in Control;

                              (ii)         the assignment to the Key Employee
of duties inconsistent with the Key Employee's office on the date of the Change in Control or as the same may be increased after the Change in Control;

                             (iii)         a reduction by the Corporation in
the Key Employee's base salary as in effect immediately prior to the Change in Control or as the same may be increased after the Change in Control; or a failure by the Corporation to increase, within twelve





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(12) months of the Key Employee's last increase in annual base salary, his or her base salary by an amount not less than the greater of (A) 6% or (B) the average percentage increase in base salary for all officers of the Corporation during the twelve (12) month period immediately following his or her last increase in base salary; provided, however, that the Corporation's failure to increase his or her base salary more than 15% annually shall not constitute Good Reason under any circumstances;

                              (iv)         a requirement after the Change in
Control that the Key Employee relocate anywhere not mutually acceptable to the Key Employee and the Corporation if the relocation is to other than the greater Reading, Pennsylvania area or the imposition on the Key Employee of business travel obligations substantially greater than his or her business travel obligations during the year prior to the Change in Control;

                               (v)         the relocation after the Change in
Control of the Corporation's principal executive offices to a location outside the greater Reading, Pennsylvania area;

                              (vi)         the failure by the Corporation to
continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan, including but not limited to the Corporation's Executive Incentive Compensation Plan, Annual Discretionary Management Incentive Compensation Program or other applicable bonus program, the Amended and Restated Supplemental Executive Retirement Plan, the Executive Deferred Savings Plan, the Deferred Compensation Plan, the 1991 Stock Option Plan and this Restricted Stock Plan, in which the Key Employee is participating at the time of a Change in Control of the Corporation (or plans providing the Key Employee with substantially similar benefits), the taking of any action by the Corporation which would adversely affect the Key Employee's participation in or materially reduce his or her benefits under any of such plans or deprive the Key Employee of any material fringe benefit enjoyed by him or her at the time of the Change in Control, or the failure by the Corporation to provide the Key Employee with the number of paid vacation days to which he or she is then entitled under (A) the Corporation's normal vacation policy in effect immediately prior to the Change in Control or (B) any agreement regarding vacation entitlement which the Key Employee had with the Corporation immediately prior to the Change in Control, whichever is greater; or

                             (vii)         the adoption or pursuit by the
Corporation or its management of one or more policies or practices which, in the sole opinion of the Key Employee, are contrary to the ethics, traditions, policies or practices of the Corporation as in effect





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immediately prior to the Change in Control.

                 (i) "Key Employees" shall mean (i) Mackey J. McDonald, the Corporation's President and Chief Operating Officer ("McDonald"), and (ii) those other employees of the Corporation or a Subsidiary designated by the Committee.

                 (j) "Normal Retirement Date" shall mean the date on which a Key Employee attains age sixty-five (65).

                 (k) "Performance Objective" shall mean a performance objective established pursuant to Subsection 7(b) hereof.

                 (l) "Restricted Stock" shall mean the Common Stock awarded to Key Employees under the terms of this Restricted Stock Plan and any Common Stock purchased with distributions made on the Restricted Stock.

                 (m) "Restricted Stock Plan" shall mean the VF Corporation 1995 Key Employee Restricted Stock Plan and any amendments thereto.

                 (n) "Subsidiary" shall mean a corporation with respect to which the Corporation owns, directly or indirectly through one or more Subsidiaries, at least 50% of the total voting power, unless the Committee determines in its discretion that such corporation is not a Subsidiary.

                 (o) "Termination" shall mean a Key Employee's voluntary or involuntary cessation of employment with the Corporation and its Subsidiaries other than by reason of death, permanent disability, attaining his or her Normal Retirement Date, or Good Reason within thirty-six (36) months following a Change in Control of the Corporation.

         3.      STOCK SUBJECT TO THE RESTRICTED STOCK PLAN

                 The maximum total number of shares of Restricted Stock, including additional shares purchased with distributions payable on Restricted Stock, that may be issued under the Restricted Stock Plan shall be Three Hundred Thousand (300,000) shares (except as such amount may be adjusted in accordance with the provisions of Subsection 10(b) hereof).

         4.      ELIGIBILITY AND PARTICIPATION

                 The Key Employees eligible to receive Awards under this Restricted Stock Plan shall be (a) McDonald, and (b) those other Key Employees of the Corporation and its Subsidiaries selected by





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the Committee.  Subject to the express provisions hereof, Awards made under the
Restricted Stock Plan in any year shall neither preclude nor require selection of an Award recipient to receive future Awards or require that the recipient receive the same amount of Award as at any other time, or as may be received by any other Award recipient at any time.

         5.      ADMINISTRATION OF THE RESTRICTED STOCK PLAN

                 The Restricted Stock Plan shall be administered by the Committee. Subject to the express provisions hereof, the Committee shall have sole and complete authority to grant Awards. Such authority shall include, but not be limited to, selecting Key Employees to receive Awards under the Restricted Stock Plan, interpreting and administering the Restricted Stock Plan, determining the number of shares of Common Stock (subject to the limitations in Section 7 hereof) to be awarded to each Key Employee under the Restricted Stock Plan, certifying in writing as to attainment of the Performance Objective(s) during each fiscal year, determining a Key Employee's permanent disability or death, Normal Retirement Date, Termination, termination for Good Reason, or whether a Change in Control has occurred for purposes of this Restricted Stock Plan, and determining the appropriate adjustment(s) pursuant to Subsection 10(b) hereof.

                 The decisions of the Committee regarding the Restricted Stock Plan shall be final. A majority of the Committee members shall constitute a quorum. The acts of the majority of the members present at any meeting at which a quorum is present (or acts approved in writing by a majority of the Committee members) shall be the acts of the Committee regarding the Restricted Stock Plan.

         6.      EFFECTIVE DATE

                 The Effective Date of the Restricted Stock Plan is February 14, 1995, subject to approval of the Restricted Stock Plan by the shareholders of the Corporation at the annual meeting of shareholders on April 18, 1995.

         7.      TERMS AND CONDITIONS OF AWARDS OF RESTRICTED STOCK

                 (a) No later than ninety (90) days after the commencement of each fiscal year of the Corporation, the Committee, in its sole discretion, shall establish in writing an Award target for each respective Key Employee for such fiscal year. Notwithstanding the foregoing, the Award target for McDonald for each fiscal year from 1995 through 2006 shall be Five Thousand (5,000) shares of Restricted Stock.





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                 (b)      No later than ninety (90) days after the commencement
of each fiscal year of the Corporation, the Committee, in its sole discretion, shall establish with respect to each respective Key Employee one or more Performance Objectives to be satisfied prior to the grant to such Key Employee of an Award for such fiscal year. Any Performance Objective shall be comprised of specified annual corporate, business group or divisional levels of one or more of the following performance criteria: earnings per share; net earnings; pre-tax earnings; operating income; net sales; market share; balance sheet measurements; cash return on assets; book value; shareholder return; and return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of any extraordinary and/or nonrecurring items. Awards may also be payable, in the sole discretion of the Committee, when the Corporation's performance, as measured by one or more of the criteria enumerated in this Subsection 7(b), as compared to peer companies, equals or exceeds an objective target established by the Committee not later than ninety (90) days after the commencement of the fiscal year for which the Award is to be granted.

                 (c) Notwithstanding attainment of the applicable Performance Objective(s) or any provision of this Restricted Stock Plan to the contrary, the Committee shall have the power, in its sole discretion, to exercise negative discretion to reduce the Award to a Key Employee for any fiscal year to zero or such other amount as it shall determine.

                 (d) Notwithstanding any provision of this Restricted Stock Plan to the contrary, the maximum Award which may be granted for any fiscal year is Five Thousand (5,000) shares to any Key Employee, exclusive of additional shares purchased with distributions payable on Restricted Stock.

                 (e) No Award shall be made to a Key Employee for a fiscal year prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Key Employee. Upon such certification by the Committee, the Corporation shall cause to be issued in the name of each Key Employee entitled to an Award the number of shares of Common Stock representing such Award.

         8.      DELIVERY OF RESTRICTED STOCK

                 (a) If McDonald continuously remains in the employ of the Corporation or a Subsidiary through December 31, 2005, any shares of Restricted Stock awarded to McDonald during the years 1996 through 2001 shall be delivered to McDonald without any restrictions promptly after January 1, 2006, and if McDonald





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continuously remains in the employ of the Corporation or a Subsidiary through
December 31, 2007, any shares of Restricted Stock awarded to McDonald during the years 2002 through 2007 shall be delivered to McDonald without any restrictions promptly after January 1, 2008, and any shares of Restricted Stock awarded to McDonald after 2007 shall be delivered to McDonald promptly after the Award of such shares; provided, however, that in the event of an earlier termination of McDonald's employment with the Corporation and its Subsidiaries as a result of his permanent disability or for Good Reason within thirty-six
(36) months following a Change in Control of the Corporation, all restrictions on Restricted Stock awarded to McDonald prior to such termination shall lapse and all shares of Common Stock awarded to McDonald pursuant to prior Awards shall be delivered to McDonald.

                 (b) If a Key Employee other than McDonald continuously remains in the employ of the Corporation or a Subsidiary for a period specified by the Committee, but in no event sooner than December 31 of the ninth (9th) year following the year with respect to which the initial Award target under the Restricted Stock Plan is established for such Key Employee, the shares of Restricted Stock awarded to such Key Employee through such period shall be delivered to such Key Employee without any restrictions promptly after the expiration of such period; provided, however, that upon such Key Employee reaching his or her Normal Retirement Date or in the event of an earlier termination of the Key Employee's employment with the Corporation and its Subsidiaries as a result of such Key Employee's permanent disability or for Good Reason within thirty-six (36) months following a Change in Control of the Corporation, all restrictions on Restricted Stock awarded to the Key Employee shall lapse and all shares of Common Stock awarded to the Key Employee pursuant to prior Awards shall be delivered to the Key Employee.

                 (c) Stock certificates evidencing the Restricted Stock awarded to each Key Employee shall be issued in the name of the respective Key Employee but shall be held and retained by the Corporation until the restrictions set forth herein shall have lapsed. All such stock certificates shall bear the following legend:

                 The shares of V.F. Corporation common stock evidenced by this certificate are subject to the terms and conditions of the VF Corporation 1995 Key Employee Restricted Stock Plan; such shares are subject to forfeiture under the terms of said Restricted Stock Plan; and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise





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                 alienated or hypothecated, except pursuant to the provisions of said Restricted Stock Plan, a copy of which is available from V.F. Corporation upon request.

Until the shares of Restricted Stock are delivered without restrictions to the Key Employee in accordance with the terms of this Restricted Stock Plan, the Key Employee shall deposit with the Corporation a stock power or other instrument of transfer or assignment, duly endorsed in blank, with signature guaranteed, corresponding to each certificate for Restricted Stock or distributions thereon. If a Key Employee shall fail to provide the Corporation with any such stock power or other instrument of transfer or assignment, such Key Employee hereby irrevocably appoints the Secretary of the Corporation as his or her attorney-in- fact to execute and deliver any such power or other instrument which may be necessary to effectuate the transfer of the Restricted Stock (or assignment of distributions thereon) on the books and records of the Corporation.

                 (d) No Key Employee shall effect a Disposition of any shares of Restricted Stock unless, until and to the extent the restrictions imposed upon such stock shall have lapsed in accordance with this Restricted Stock Plan. Any attempt to effect a Disposition of any shares of Restricted Stock shall be void ab initio.

         9.      FORFEITURE

                 Except as otherwise provided in this Restricted Stock Plan, in the event of a Key Employee's Termination before completion of the employment period established pursuant to Section 8 hereof, the shares of Restricted Stock shall be returned to the Corporation and shall be deemed to have been forfeited by the Key Employee as of the date of Termination.

         10.     RIGHTS WITH RESPECT TO RESTRICTED STOCK

                 (a) Except as otherwise provided in this Restricted Stock Plan, each Key Employee shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Corporation, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Corporation and reinvested in additional shares of Common Stock to be issued in the name of the Key Employee. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Restricted Stock Plan. No fractional shares shall be issued under





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this Restricted Stock Plan, and any balance of cash distributions on the
Restricted Stock shall be paid to the Key Employee (or his or her beneficiaries) upon distribution of the Restricted Stock in accordance with the Restricted Stock Plan.

                 (b) In the event that there are any changes in the outstanding Common Stock of the Corporation by reason of stock dividends, stock splits, or recapitalizations (whether by way of mergers, consolidations, combinations, or exchanges of shares or the like), the aggregate number and kind of shares available under the Restricted Stock Plan shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes. Any shares of stock or other securities received by an Award recipient with respect to shares still subject to the restrictions imposed by this Restricted Stock Plan will be subject to the same restrictions and shall be deposited with the Corporation.

         11.     TAXES

                 (a) If a Key Employee properly elects, within thirty (30) days of the date on which an Award is granted, to include in gross income for federal income tax purposes an amount equal to the fair market value (on the date of grant of the Award) of the Restricted Stock subject to the Award, the Key Employee shall make arrangements satisfactory to the Committee to pay to the Corporation in the year of such Award any federal, state or local taxes required to be withheld with respect to such shares. If the Key Employee shall fail to make such tax payments as are required, the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Key Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award.

                 (b) If the Key Employee does not make the election described in Subsection 11(a) above, the Key Employee shall, no later than the date as of which the restrictions referred to in Section 8 hereof shall lapse, pay to the Corporation, or make arrangements satisfactory to the Committee for payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award, and the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Key Employee any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Stock subject to such Award.





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         12.     DELIVERY UPON DEATH

                 In the event of a Key Employee's death prior to the date as of which the restrictions referred to in Section 8 hereof shall lapse, any shares of Restricted Stock shall be delivered, without continuance of any restrictions provided for in this Restricted Stock Plan, to the beneficiary or beneficiaries designated by the Key Employee in writing delivered to the Corporation, or, if such beneficiary or beneficiaries are then deceased or if the Key Employee has not so designated any beneficiary, such shares shall be delivered to the executor or administrator of the Key Employee's estate.

         13.     SECURITIES AND OTHER LAWS

                 In any case where, in the opinion of the Committee, the issue and/or delivery of shares of Common Stock under the Restricted Stock Plan would violate requirements of federal or state securities or other laws, or the requirements of any exchange on which the securities are listed, the Corporation shall be entitled to postpone such issue and/or delivery until such requirements have been met. The Committee may require representations and agreements from any Key Employee in order to ensure compliance with federal or state securities or other laws.

         14.     AMENDMENTS AND TERMINATION

                 Except as otherwise provided in this Section 14, the Restricted Stock Plan or any portion hereof may be amended, modified or suspended at any time and from time to time, or terminated by the Committee.
No amendment, modification, suspension or termination shall adversely affect the terms and conditions of prior Awards without the written consent of the Key Employee, except that the Restricted Stock Plan may be amended, modified or suspended without the consent of any Key Employee in order to conform to changes in or restrictions or limitations imposed by securities or tax laws or regulations, or any other laws or regulations deemed by the Committee to be binding on the Restricted Stock Plan. Notwithstanding any other provision of this Restricted Stock Plan, no amendment or modification shall be effective without the approval of the shareholders of the Corporation if such shareholder approval is required to preserve the Corporation's federal income tax deduction for Awards under this Restricted Stock Plan pursuant to the "other performance-based compensation" exception in Section 162(m)(4)(C) of the Code, or a successor provision.





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         15.     MISCELLANEOUS

                 (a) No Right to Employment - The grant of an Award shall not be construed as giving a Key Employee the right to be retained in the employ of the Corporation or any Subsidiary, nor affect in any way the right of the Corporation or any Subsidiary to terminate such employment at any time, with or without cause.

                 (b) No Limit on Other Compensation Arrangements - Nothing contained in this Restricted Stock Plan shall preclude the Corporation or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

                 (c) Severability - If any provision of the Restricted Stock Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Restricted Stock Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the sole discretion of the Committee, materially altering the purpose or intent of the Restricted Stock Plan and any Award hereunder, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Restricted Stock Plan or any such Award shall remain in full force and effect.

                 (d) No Trust or Fund Created - Neither the Restricted Stock Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Corporation or any Subsidiary and any Key Employee or any other person. To the extent that any Key Employee or other person acquires a right to receive payments from the Corporation pursuant to the Restricted Stock Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

                 (e) Governing Law - The validity, interpretation, construction and performance of the Restricted Stock Plan or any Award hereunder shall be governed by the laws (but not any provisions relating to conflicts of laws) of the Commonwealth of Pennsylvania.

                 (f) Headings - Headings are given to the Sections and Subsections of the Restricted Stock Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Restricted Stock Plan or any provision hereof.





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